Ron Hubbard
Vice President, Investor Relations
P: 615.269.8290
News Release
HEALTHCARE REALTY REPORTS SECOND QUARTER 2025 RESULTS
NASHVILLE, Tennessee, July 31, 2025 - - Healthcare Realty Trust Incorporated (NYSE:HR) today announced results for the second quarter ended June 30, 2025.

SECOND QUARTER 2025 HIGHLIGHTS
•GAAP Net loss of $(0.45) per share, NAREIT FFO of $0.34 per share, Normalized FFO of $0.41 per share, and FAD of $115.4 million (payout ratio of 96%).
•Improved same store operating metrics including cash NOI growth of +5.1%, a 40 bps sequential increase in occupancy to 90%, margin of 64.3%, 83% tenant retention, and +3.3% cash leasing spreads.
•Increased Normalized FFO per share guidance $0.01 at the midpoint to $1.57 - $1.61 and increased Same Store Cash NOI growth by +25 bps to 3.25% - 4.00%.
•Second quarter new and renewal lease executions totaled 1.5 million square feet including 452,000 square feet of new lease executions.
•During the second quarter and through July, completed sales of $182.4 million of assets through 9 separate transactions.
◦YTD sales total $210.5 million at a blended 6.2% cap rate
◦An additional $700 million of sales are under contract or LOI
•Run-rate Net Debt to Adjusted EBITDA of 6.0x; anticipated to be between 5.4x and 5.7x by year end
•Received strong support from our lender relationships to extend bank facilities:
◦Extended $1.5 billion revolver to mature in July 2030 (inclusive of extension options)
◦Added 1 to 2 years of additional extension options on outstanding term loans
•Announced a series of leadership and corporate governance changes:
◦Peter Scott joined as President and CEO on April 15th and as a director on May 20th
◦Board reduced from 12 to 7 members
◦Commenced a platform restructuring to drive improved results
◦Julie Wilson, EVP - Chief Administrative Officer, to depart the organization by year-end
•Published a Strategic Plan highlighting the decisive actions being taken by new leadership to maximize value for shareholders.
•Board unanimously approved a common stock dividend in the amount of $0.24 per share.

HEALTHCAREREALTY.COM | PAGE 1 OF 9

SECOND QUARTER 2025 RESULTS

	THREE MONTHS ENDED
	JUNE 30, 2025		JUNE 30, 2024
(in thousands, except per share amounts)	AMOUNT	PER SHARE	AMOUNT	PER SHARE
GAAP Net loss	$(157,851)	$(0.45)	$(143,780)	$(0.39)
NAREIT FFO, diluted	$120,371	$0.34	$123,797	$0.33
Normalized FFO, diluted	$143,736	$0.41	$143,500	$0.38

LEASING ACTIVITY
During the second quarter, the Company executed 341 new and renewal leases for 1.5 million square feet.
•Weighted average lease term of 5.3 years with an average annual escalator of 3.2%.
•Health system leasing made up approximately 33% of our signed lease volume in the quarter.
Key leasing highlights:
•Houston, TX. 24,000 square foot new lease at our on-campus redevelopment in Houston with CLS Health, a premier multi-specialty group aligned with HCA's North Cypress hospital.
•Orange County, CA. 23,000 square foot new lease with UC Irvine Health. UC Irvine Health recently purchased the adjacent hospital from Tenet and is investing in the growth of the campus.
•Houston, TX. 42,000 square foot renewal in Houston with Texas Children's Pediatrics.

DISPOSITION PROGRESS
During the second quarter and through July, the Company completed asset sales of $182.4 million through nine separate transactions. A summary of the significant completed transactions is as follows:
•Yakima, WA. Completed strategic market exit of the Yakima, WA MSA with the $31 million sale of two single-tenant MOBs to the affiliated health system. The sale achieved top of market pricing while avoiding costly tenant improvement allowances associated with a master lease renewal.
•Houston, TX. Disposed of a land parcel for $10.5 million previously intended for future development. The property was sold to the affiliated health system and was in a submarket where the Company owns no other properties.
•South Bend, IN. Completed its strategic market exit of the South Bend, IN MSA with the $43.1 million sale of a consistently under-occupied MOB to the affiliated health system.
•Milwaukee, WI. Disposed of two single-tenant, off-campus MOBs to a private market purchaser for $42 million. The Company achieved attractive disposition economics while partially exiting this noncore market.
•New York, NY. Targeted sale of an under-occupied property with a short ground lease term to the affiliated health system for $25 million. The Company was able to harvest maximum value for a noncore asset.
•Naples, FL. Disposed of its only asset in the Naples, FL MSA with the $19.3 million sale of this off-campus, unaffiliated property to a private market purchaser.

HEALTHCARE REALTY TRUST INCORPORATED	HEALTHCAREREALTY.COM | PAGE 2 OF 9

BALANCE SHEET
Debt paydown from asset sales has decreased run-rate Net Debt to Adjusted EBITDA to 6.0x. By year-end, Net Debt to Adjusted EBITDA is anticipated to be between 5.4x - 5.7x. Through July and inclusive of asset sales, the Company has approximately $1.2 billion of liquidity.
On July 25th, the Company entered into an extension of its $1.5 billion revolving credit facility, which extended the maturity to 2030 (inclusive of two 6-month extension options). As part of this process, the Company also received additional extension options on all its outstanding term loans. With these new extension options, the Company will have no term loan maturities in 2026 and has reduced its debt maturing through the end of 2026 from $1.5 billion to $600 million.

STRATEGIC PLAN PRESENTATION
A Strategic Plan presentation is posted to the Investor Relations section of the Company's website at www.healthcarerealty.com. Clear and purposeful changes are underway at the Company to improve operational performance, optimize the portfolio, and re-establish credibility. The successful implementation of the Strategic Plan will reposition the Company for accretive long-term growth and value creation to maximize shareholder value.

LEADERSHIP UPDATE
During the second quarter, the Company commenced a platform restructuring to drive meaningful cost savings and promote incremental accountability at the asset level between the operations and leasing teams. As part of this restructuring, the Company hired two proven industry veterans to spearhead the newly created asset management platform: Tony Acevedo (SVP – Asset Management) and Glenn Preston (SVP – Asset Management). Tony and Glenn have 16 years and 25 years of Outpatient Medical operating experience, respectively. They will each report up to our COO, Rob Hull.
After a 24-year career at Healthcare Realty, Julie Wilson (EVP – Chief Administrative Officer) will be departing the organization at year-end. In addition, there are various other senior leadership positions impacted by the restructuring that will result in additional departures during 2025.
“We have some exciting changes happening at Healthcare Realty aimed at improving performance. I look forward to working closely with Tony and Glenn as we shift towards an operations-centric model,” commented Peter Scott, President and CEO. “I would also like to express a heartfelt thanks to Julie and all the departing officers. They all played vital roles in the growth of the organization, and we wish them the best in their future endeavors.”

DIVIDEND
The Board unanimously approved a common stock dividend in the amount of $0.24 per share to be paid on August 28, 2025, to Class A common stockholders of record on August 14, 2025. Additionally, the eligible holders of operating partnership units will receive a distribution of $0.24 per unit, equivalent to the Company's Class A common stock dividend.
The right-sized dividend is a 23% reduction from the prior level and immediately reduces the FAD payout ratio to approximately 80%. The key drivers of the right-sized dividend are: (i) mitigating refinancing risk on near-term bonds; (ii) achieving $100 million of annual incremental retained earnings to fund significant return-on-capital investments in the existing portfolio; and (iii) maximizing go-forward earnings potential.

HEALTHCARE REALTY TRUST INCORPORATED	HEALTHCAREREALTY.COM | PAGE 3 OF 9

GUIDANCE
•The Company increased its Normalized FFO per share and Same Store Cash NOI growth guidance, as outlined below, as well as updated the guidance provided on page 30 of the Supplemental Information:

	EXPECTED 2025
	PRIOR		CURRENT		ACTUAL
	LOW	HIGH	LOW	HIGH	2Q 2025	YTD
Earnings per share	$(0.28)	$(0.20)	$(0.78)	$(0.73)	$(0.45)	$(0.58)
NAREIT FFO per share	$1.44	$1.48	$1.42	$1.46	$0.34	$0.69
Normalized FFO per share	$1.56	$1.60	$1.57	$1.61	$0.41	$0.80
Same Store Cash NOI growth	3.00%	3.75%	3.25%	4.00%	5.1%	3.9%

The 2025 annual guidance range reflects the Company's view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels, interest rates, and operating and general and administrative expenses. The Company's guidance does not contemplate impacts from gains or losses from dispositions, potential impairments, or debt extinguishment costs, if any. There can be no assurance that the Company's actual results will not be materially higher or lower than these expectations. If actual results vary from these assumptions, the Company's expectations may change.

FINANCIAL REPORTING
In the second quarter, the Company began utilizing the Carrying Value of its debt in the calculation of Net Debt for purposes of reporting leverage metrics. For the second quarter, the result of this change was an approximate 0.25x reduction in Net Debt to Adjusted EBITDA.
The Company has also started excluding Leasing Commissions related to first generation leases from Maintenance Capital for its calculation of FAD. Prior to this change, first generation Leasing Commissions were included in Maintenance Capital. Based on historical data, the Company would expect this to be an approximate $5-10 million annual decrease in Maintenance Capital depending on leasing activity. The Company's 2Q 2025 payout ratio would still have been below 100% without this reporting change.
These changes are intended to conform the Company's reporting with market norms.

EARNINGS CALL
On Friday, August 1, 2025, at 9:00 a.m. Eastern Time, Healthcare Realty Trust has scheduled a conference call to discuss earnings results, quarterly activities, general operations of the Company and industry trends.
Simultaneously, a webcast of the conference call will be available to interested parties at https://investors.healthcarerealty.com/corporate-profile/webcasts under the Investor Relations section. A webcast replay will be available following the call at the same address.
•Live Conference Call Access Details:
◦Domestic Dial-In Number: +1 800-715-9871 access code 4950066;
◦All Other Locations: +1 646-307-1963 access code 4950066.
•Replay Information:
◦Domestic Dial-In Number: +1 800-770-2030 access code 4950066;
◦All Other Locations: +1 609-800-9909 access code 4950066.

ABOUT HEALTHCARE REALTY

HEALTHCARE REALTY TRUST INCORPORATED	HEALTHCAREREALTY.COM | PAGE 4 OF 9

Healthcare Realty Trust Incorporated (NYSE: HR) is the largest, pure-play owner, operator and developer of medical outpatient buildings in the United States.

Additional information regarding the Company, including this quarter's operations, can be found at www.healthcarerealty.com. In addition to the historical information contained within, this press release contains certain forward-looking statements with respect to the Company. Forward-looking statements include all statements that do not relate solely to historical or current facts and can be identified by the use of words such as “may,” “will,” “expect,” “believe,” “anticipate,” “target,” “intend,” “plan,” “estimate,” “project,” “continue,” “should,” “could," "budget" and other comparable terms. These forward-looking statements are based on the Company's current plans, objectives, estimates, expectations and intentions and inherently involve significant risks and uncertainties. Such risks and uncertainties include, among other things, the following: the Company’s expected results may not be achieved; risks related to future opportunities and plans for the Company, including the uncertainty of expected future financial performance and results of the Company; pandemics or other health crises; increases in interest rates; the availability and cost of capital at expected rates; competition for quality assets; negative developments in the operating results or financial condition of the Company's tenants, including, but not limited to, their ability to pay rent; the Company's ability to reposition or sell facilities with profitable results; the Company's ability to release space at similar rates as vacancies occur; the Company's ability to renew expiring leases; government regulations affecting tenants' Medicare and Medicaid reimbursement rates and operational requirements; unanticipated difficulties and/or expenditures relating to future acquisitions and developments; changes in rules or practices governing the Company's financial reporting; the Company may be required under purchase options to sell properties and may not be able to reinvest the proceeds from such sales at rates of return equal to the return received on the properties sold; uninsured or underinsured losses related to casualty or liability; the incurrence of impairment charges on its real estate properties or other assets; other legal and operational matters; and other risks and uncertainties affecting the Company, including those described from time to time under the caption “Risk Factors” and elsewhere in the Company’s filings and reports with the SEC, including the Company's Annual Report on Form 10-K for the year ended December 31, 2024. Moreover, other risks and uncertainties of which the Company is not currently aware may also affect the Company's forward-looking statements and may cause actual results and the timing of events to differ materially from those anticipated. The forward-looking statements made in this communication are made only as of the date hereof or as of the dates indicated in the forward-looking statements, even if they are subsequently made available by the Company on its website or otherwise. The Company undertakes no obligation to update or supplement any forward-looking statements to reflect actual results, new information, future events, changes in its expectations or other circumstances that exist after the date as of which the forward-looking statements were made, except as required by law. Stockholders and investors are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in the Company’s filings and reports, including, without limitation, estimates and projections regarding the performance of development projects the Company is pursuing. For a detailed discussion of the Company’s risk factors, please refer to the Company's filings with the SEC, including this report and the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

HEALTHCARE REALTY TRUST INCORPORATED	HEALTHCAREREALTY.COM | PAGE 5 OF 9

Consolidated Balance Sheets
DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA

ASSETS
	2Q 2025	1Q 2025	4Q 2024	3Q 2024	2Q 2024
Real estate properties
Land	$1,105,231	$1,134,635	$1,143,468	$1,195,116	$1,287,532
Buildings and improvements	9,199,089	9,729,912	9,707,066	10,074,504	10,436,218
Lease intangibles	567,244	631,864	664,867	718,343	764,730
Personal property	6,944	9,938	9,909	9,246	12,501
Investment in financing receivables, net	124,134	123,813	123,671	123,045	122,413
Financing lease right-of-use assets	76,574	76,958	77,343	77,728	81,401
Construction in progress	40,421	35,101	31,978	125,944	97,732
Land held for development	49,110	52,408	52,408	52,408	59,871
Total real estate investments	11,168,747	11,794,629	11,810,710	12,376,334	12,862,398
Less accumulated depreciation and amortization	(2,494,169)	(2,583,819)	(2,483,656)	(2,478,544)	(2,427,709)
Total real estate investments, net	8,674,578	9,210,810	9,327,054	9,897,790	10,434,689
Cash and cash equivalents [1]	25,507	25,722	68,916	22,801	137,773
Assets held for sale, net	358,207	6,635	12,897	156,218	34,530
Operating lease right-of-use assets	243,910	259,764	261,438	259,013	261,976
Investments in unconsolidated joint ventures	463,430	470,418	473,122	417,084	374,841
Other assets, net and goodwill	469,940	522,920	507,496	491,679	559,818
Total assets	$10,235,572	$10,496,269	$10,650,923	$11,244,585	$11,803,627

LIABILITIES AND STOCKHOLDERS' EQUITY
	2Q 2025	1Q 2025	4Q 2024	3Q 2024	2Q 2024
Liabilities
Notes and bonds payable	$4,694,391	$4,732,618	$4,662,771	$4,957,796	$5,148,153
Accounts payable and accrued liabilities	194,076	144,855	222,510	197,428	195,884
Liabilities of properties held for sale	30,278	422	1,283	7,919	1,805
Operating lease liabilities	203,678	224,117	224,499	229,925	230,601
Financing lease liabilities	73,019	72,585	72,346	71,887	75,199
Other liabilities	158,704	174,830	161,640	180,283	177,293
Total liabilities	5,354,146	5,349,427	5,345,049	5,645,238	5,828,935

Redeemable non-controlling interests	4,332	4,627	4,778	3,875	3,875

Stockholders' equity
Preferred stock, $0.01 par value; 200,000 shares authorized	—	—	—	—	—
Common stock, $0.01 par value; 1,000,000 shares authorized	3,516	3,510	3,505	3,558	3,643
Additional paid-in capital	9,129,338	9,121,269	9,118,229	9,198,004	9,340,028
Accumulated other comprehensive (loss) income	(9,185)	(7,206)	(1,168)	(16,963)	6,986
Cumulative net income attributable to common stockholders	171,585	329,436	374,309	481,155	574,178
Cumulative dividends	(4,477,940)	(4,368,739)	(4,260,014)	(4,150,328)	(4,037,693)
Total stockholders' equity	4,817,314	5,078,270	5,234,861	5,515,426	5,887,142
Non-controlling interest	59,780	63,945	66,235	80,046	83,675
Total equity	4,877,094	5,142,215	5,301,096	5,595,472	5,970,817
Total liabilities and stockholders' equity	$10,235,572	$10,496,269	$10,650,923	$11,244,585	$11,803,627

12Q 2024 cash and cash equivalents include $96.0 million of proceeds held in a cash escrow account from a portfolio disposition that closed on June 28, 2024, and was received by the Company on July 1, 2024.

HEALTHCARE REALTY TRUST INCORPORATED	HEALTHCAREREALTY.COM | PAGE 6 OF 9

Consolidated Statements of Income
DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA

	2Q 2025	1Q 2025	4Q 2024	3Q 2024	2Q 2024
Revenues
Rental income [1]	$287,070	$288,857	$300,065	$306,499	$308,135
Interest income	3,449	3,731	4,076	3,904	3,865
Other operating	6,983	6,389	5,625	5,020	4,322
	297,502	298,977	309,766	315,423	316,322
Expenses
Property operating	109,924	114,963	114,415	120,232	117,719
General and administrative	23,482	13,530	34,208	20,124	14,002
Normalizing items [2]	(10,302)	(502)	(22,991)	(6,861)	—
Normalized general and administrative	13,180	13,028	11,217	13,263	14,002
Transaction costs	593	1,011	1,577	719	431
Depreciation and amortization	147,749	150,969	160,330	163,226	173,477
	281,748	280,473	310,530	304,301	305,629
Other income (expense)
Interest expense before merger-related fair value	(42,766)	(44,366)	(47,951)	(50,465)	(52,393)
Merger-related fair value adjustment	(10,580)	(10,446)	(10,314)	(10,184)	(10,064)
Interest expense	(53,346)	(54,812)	(58,265)	(60,649)	(62,457)
Gain on sales of real estate properties and other assets	20,004	2,904	32,082	39,310	38,338
Loss on extinguishment of debt	—	—	(237)	—	—
Impairment of real estate assets and credit loss reserves	(142,348)	(12,081)	(81,098)	(84,394)	(132,118)
Equity income (loss) from unconsolidated joint ventures	158	1	224	208	(146)
Interest and other income (expense), net	(366)	95	(154)	(132)	(248)
	(175,898)	(63,893)	(107,448)	(105,657)	(156,631)
Net loss	$(160,144)	$(45,389)	$(108,212)	$(94,535)	$(145,938)
Net loss attributable to non-controlling interests	2,293	516	1,366	1,512	2,158
Net loss attributable to common stockholders	$(157,851)	$(44,873)	$(106,846)	$(93,023)	$(143,780)

Basic earnings per common share	$(0.45)	$(0.13)	$(0.31)	$(0.26)	$(0.39)
Diluted earnings per common share	$(0.45)	$(0.13)	$(0.31)	$(0.26)	$(0.39)

Weighted average common shares outstanding - basic	349,628	349,539	351,560	358,960	372,477
Weighted average common shares outstanding - diluted [3]	349,628	349,539	351,560	358,960	372,477

1In 4Q 2024, rental income was reduced by $0.7 million for Prospect Medical revenue reserves. In 2Q 2024, rental income was reduced by $3.0 million for Steward Health revenue reserves.
2Normalizing items primarily include restructuring, severance-related costs and non-routine advisory fees associated with shareholder engagement.
3Potential common shares are not included in the computation of diluted earnings per share when a loss exists, as the effect would be an antidilutive per share amount. As a result, the outstanding limited partnership units in the Company's operating partnership ("OP"), totaling 4,161,628 units were not included.

HEALTHCARE REALTY TRUST INCORPORATED	HEALTHCAREREALTY.COM | PAGE 7 OF 9

Reconciliation of FFO, Normalized FFO and FAD [1,2,3]
DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA

	2Q 2025	1Q 2025	4Q 2024	3Q 2024	2Q 2024
Net loss attributable to common stockholders	$(157,851)	$(44,873)	$(106,846)	$(93,023)	$(143,780)
Net loss attributable to common stockholders/diluted share [3]	$(0.45)	$(0.13)	$(0.31)	$(0.26)	$(0.39)

Gain on sales of real estate assets	(20,004)	(2,904)	(32,082)	(39,148)	(33,431)
Impairments of real estate assets	140,877	10,145	75,423	37,632	120,917
Real estate depreciation and amortization	152,936	155,288	164,656	167,821	177,350
Non-controlling loss from operating partnership units	(2,293)	(599)	(1,422)	(1,372)	(2,077)
Unconsolidated JV depreciation and amortization	6,706	6,717	5,913	5,378	4,818
FFO adjustments	$278,222	$168,647	$212,488	$170,311	$267,577
FFO adjustments per common share - diluted	$0.79	$0.48	$0.60	$0.47	$0.71
FFO	$120,371	$123,774	$105,642	$77,288	$123,797
FFO per common share - diluted	$0.34	$0.35	$0.30	$0.21	$0.33

Transaction costs	593	1,011	1,577	719	431
Lease intangible amortization	(222)	(228)	(2,348)	(10)	129
Non-routine legal costs/forfeited earnest money received	478	77	306	306	465
Debt financing costs	—	—	237	—	—
Restructuring and severance-related charges	10,302	502	22,991	6,861	—
Credit losses and gains (losses) on other assets, net [4]	1,471	1,936	4,582	46,600	8,525
Merger-related fair value adjustment	10,580	10,446	10,314	10,184	10,064
Unconsolidated JV normalizing items [5]	163	204	113	101	89
Normalized FFO adjustments	$23,365	$13,948	$37,772	$64,761	$19,703
Normalized FFO adjustments per common share - diluted	$0.07	$0.04	$0.11	$0.18	$0.05
Normalized FFO	$143,736	$137,722	$143,414	$142,049	$143,500
Normalized FFO per common share - diluted	$0.41	$0.39	$0.40	$0.39	$0.38

Non-real estate depreciation and amortization	207	222	404	276	313
Non-cash interest amortization, net [6]	1,130	1,217	1,239	1,319	1,267
Rent reserves, net [7]	130	94	(369)	(27)	1,261
Straight-line rent income, net	(7,045)	(6,844)	(7,051)	(5,771)	(6,799)
Stock-based compensation	3,887	3,028	3,028	4,064	3,383
Unconsolidated JV non-cash items [8]	(356)	(253)	(277)	(376)	(148)
Normalized FFO adjusted for non-cash items	$141,689	$135,186	$140,388	$141,534	$142,777
2nd generation TI	(12,036)	(14,885)	(20,003)	(16,951)	(12,287)
Leasing commissions paid	(5,187)	(11,394)	(11,957)	(10,266)	(10,012)
Building capital	(9,112)	(6,687)	(8,347)	(7,389)	(12,835)
Total maintenance capex	$(26,335)	$(32,966)	$(40,307)	$(34,606)	$(35,134)
FAD	$115,354	$102,220	$100,081	$106,928	$107,643
Quarterly dividends and OP distributions	$110,486	$109,840	$110,808	$113,770	$118,627
FFO wtd avg common shares outstanding - diluted [9]	354,078	353,522	355,874	363,370	376,556

1Funds from operations (“FFO”) and FFO per share are operating performance measures adopted by NAREIT. NAREIT defines FFO as “net income (computed in accordance with GAAP) excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control, and impairment write-downs of certain real assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity.”
2FFO, Normalized FFO and Funds Available for Distribution ("FAD") do not represent cash generated from operating activities determined in accordance with GAAP and are not necessarily indicative of cash available to fund cash needs. FFO, Normalized FFO and FAD should not be considered alternatives to net income attributable to common stockholders as indicators of the Company's operating performance or as alternatives to cash flow as measures of liquidity.
3Potential common shares are not included in the computation of diluted earnings per share when a loss exists, as the effect would be an antidilutive per share amount.
42Q2025 represents $1.5 million of credit loss reserves. 1Q 2025 represents a $1.9 million loss on other assets. 4Q 2024 includes $1.6 million of credit loss reserves, net of recoveries and a $4.1 million loss on other assets. These amounts were partially offset by a $1.1 million recovery of prior-period Steward Health straight-line rent for leases assumed. 3Q 2024 includes $46.8 million of credit loss reserves and $0.2 million gain on other assets. 2Q 2024 includes $11.2 million of credit loss reserves and $2.2 million write-off of prior period Steward Health straight-line rent, offset by $4.9 million gain on other assets.
5Includes the Company's proportionate share of normalizing items related to unconsolidated joint ventures such as lease intangibles and acquisition and pursuit costs.
6Includes the amortization of deferred financing costs, discounts and premiums, and non-cash financing receivable amortization.
72Q 2024 includes $0.8 million related to the Steward Health revenue reserve for March.
8Includes the Company's proportionate share of straight-line rent, net and rent reserves, net related to unconsolidated joint ventures.
9The Company utilizes the treasury stock method, which includes the dilutive effect of nonvested share-based awards outstanding of 287,797 for the three months ended June 30, 2025. Also includes the diluted impact of 4,161,628 OP units outstanding.

HEALTHCARE REALTY TRUST INCORPORATED	HEALTHCAREREALTY.COM | PAGE 8 OF 9

Reconciliation of Non-GAAP Measures
DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA - UNAUDITED

Management considers funds from operations ("FFO"), FFO per share, normalized FFO, normalized FFO per share, and funds available for distribution ("FAD") to be useful non-GAAP measures of the Company's operating performance. A non-GAAP financial measure is generally defined as one that purports to measure historical financial performance, financial position or cash flows, but excludes or includes amounts that would not be so adjusted in the most comparable measure determined in accordance with GAAP. Set forth below are descriptions of the non-GAAP financial measures management considers relevant to the Company's business and useful to investors.

The non-GAAP financial measures presented herein are not necessarily identical to those presented by other real estate companies due to the fact that not all real estate companies use the same definitions. These measures should not be considered as alternatives to net income (determined in accordance with GAAP), as indicators of the Company's financial performance, or as alternatives to cash flow from operating activities (determined in accordance with GAAP) as measures of the Company's liquidity, nor are these measures necessarily indicative of sufficient cash flow to fund all of the Company's needs.

FFO and FFO per share are operating performance measures adopted by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”). NAREIT defines FFO as “net income (computed in accordance with GAAP) excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control, and impairment write-downs of certain real assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity.” The Company defines Normalized FFO as FFO excluding acquisition-related expenses, lease intangible amortization and other normalizing items that are unusual and infrequent in nature. FAD is presented by adding to Normalized FFO non-real estate depreciation and amortization, deferred financing fees amortization, share-based compensation expense and rent reserves, net; and subtracting maintenance capital expenditures, including second generation tenant improvements and leasing commissions paid and straight-line rent income, net of expense. The Company's definition of these terms may not be comparable to that of other real estate companies as they may have different methodologies for computing these amounts. FFO, Normalized FFO and FAD do not represent cash generated from operating activities determined in accordance with GAAP and are not necessarily indicative of cash available to fund cash needs. FFO, Normalized FFO and FAD should not be considered an alternative to net income as an indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity. FFO, Normalized FFO and FAD should be reviewed in connection with GAAP financial measures.

Management believes FFO, FFO per share, Normalized FFO, Normalized FFO per share, and FAD provide an understanding of the operating performance of the Company’s properties without giving effect to certain significant non-cash items, including depreciation and amortization expense. Historical cost accounting for real estate assets in accordance with GAAP assumes that the value of real estate assets diminishes predictably over time. However, real estate values instead have historically risen or fallen with market conditions. The Company believes that by excluding the effect of depreciation, amortization, gains or losses from sales of real estate, and other normalizing items that are unusual and infrequent, FFO, FFO per share, Normalized FFO, Normalized FFO per share and FAD can facilitate comparisons of operating performance between periods. The Company reports these measures because they have been observed by management to be the predominant measures used by the REIT industry and by industry analysts to evaluate REITs and because these measures are consistently reported, discussed, and compared by research analysts in their notes and publications about REITs.

Cash NOI and Same Store Cash NOI are key performance indicators. Management considers these to be supplemental measures that allow investors, analysts and Company management to measure unlevered property-level operating results. The Company defines Cash NOI as rental income plus interest from financing receivables less property operating expenses. Cash NOI excludes non-cash items such as above and below market lease intangibles, straight-line rent, lease inducements, lease termination fees, financing receivable amortization, tenant improvement amortization and leasing commission amortization. Cash NOI is historical and not necessarily indicative of future results.

Same Store Cash NOI compares Cash NOI for stabilized properties. Stabilized properties are properties that have been included in operations for the duration of the year-over-year comparison period presented. Accordingly, stabilized properties exclude properties that were recently acquired or disposed of, properties classified as held for sale, properties undergoing redevelopment, and newly redeveloped or developed properties.
The Company utilizes the redevelopment classification for properties where management has approved a change in strategic direction through the application of additional resources, including an amount of capital expenditures significantly above routine maintenance and capital improvement expenditures.
Any recently acquired property will be included in the same store pool once the Company has owned the property for five full quarters. Newly developed or redeveloped properties will be included in the same store pool five full quarters after substantial completion.

HEALTHCARE REALTY TRUST INCORPORATED	HEALTHCAREREALTY.COM | PAGE 9 OF 9